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                             DISTRIBUTION AGREEMENT

                              ___________ __, 2001

Credit Suisse Asset Management
Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

                  This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Blue Chip Portfolio, the High Yield Portfolio, the Small Company Value Portfolio and the Small Company Portfolio of Credit Suisse Warburg Pincus Trust (the "Trust") under terms of the Distribution Agreement between the Trust and Credit Suisse Asset Management Securities, Inc., dated August 1, 2000.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.


                                           Very truly yours,
                                           CREDIT SUISSE WARBURG PINCUS TRUST

                                           By: _______________________________
                                               Name:
                                               Title:

Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC


By: __________________________________
    Name:
    Title: